                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 NINE MONTHS
                            FISCAL YEAR ENDED MARCH 31,      ENDED DECEMBER 31,
                         ----------------------------------- --------------------
                          1996   1995    1994   1993   1992    1996       1995
                         ------ ------  ------ ------ ------ ---------  ---------
Income (loss) before
 income taxes...........  196.9  (53.5)  114.3  109.0   26.4     (23.2)     139.7
Fixed charges (1).......   53.1   52.8    47.3   55.2   59.2      40.8       41.1
                         ------ ------  ------ ------ ------ ---------  ---------
  Total earnings and
   fixed charges........  250.0   (0.7)  161.6  164.2   85.6      17.6      180.8
Fixed charges (1).......   53.1   52.8    47.3   55.2   59.2      40.8       41.1
Ratio of earnings to
 fixed charges (2)......   4.71  (0.01)   3.42   2.97   1.45      0.43       4.40
                         ------ ------  ------ ------ ------ ---------  ---------

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(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges by $0.7 million for fiscal 1995.